Exhibit 10.20

JOINT VENTURE FORMATION AGREEMENT

This JOINT VENTURE FORMATION AGREEMENT (this “Agreement”), dated as of December 22, 2023 is entered into between:

(A)	Spectaire Europe GmbH, a German limited liability company with its principal place of business at Indik 2, 26388 Wilhelmshaven, Germany, registered with the commercial register of the local court of Oldenburg, Germany, under HRB 220164 (the “JVC”);

(B)	MLab Capital GmbH, a German limited liability company with its principal place of business at Dettinger StraBe 157- 159, 73230 Kirchheim/Teck, Germany, registered with the commercial register of the local court of Stuttgart, Germany, under HRB 777884 (“MLab”); and

(C)	Spectaire Holdings Inc., a Delaware corporation with its principal place of business at 155 Arlington Street, Watertown, Massachusetts, 02472, USA (“Spectaire”).

The JVC, Spectaire, and MLab are collectively referred to herein as the “Parties” and individually as a “Party”; Spectaire and MLab are collectively referred to herein as the “JV Parties” and individually as a “JV Party”.

BACKGROUND

(A)	The JVC is a newly formed company with issued share capital of Fifty Thousand Euros (EUR 50,000.00) wholly owned by MLab. The share capital has been paid-in in full in cash.

(B)	MLab and Spectaire intent to establish and operate a joint venture in the form of the JVC and they shall exercise their rights in relation to the JVC in accordance with the terms and conditions of this Agreement.

(C)	The JVC shall carry on business in accordance with the terms and conditions of this Agreement.

Now, therefore, the Parties herewith agree as follows:

SECTION 1. BUSINESS OF THE JVC

1.1	The business of the JVC is the marketing, sale, and manufacture of Spectaire’s proprietary air composition analysis technology “AirCore” (encompassing, in particular, all hardware and software components) (“AirCore Technology”) for the logistics, transport, and warehousing sectors in Europe, the Middle East, and South America including carbon credits activities (the “Business”)

1.2	Each Party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the JVC.

SECTION 2. PERIOD TO CLOSING

The Parties shall procure that prior to Closing, the JVC shall not carry on any trade or business or be engaged in any activities of any sort except as set-forth in this Agreement.

SECTION 3. CLOSING

3.1	The consummation of this Agreement (“Closing”) shall take place on the Scheduled Closing Date at the offices of Mosolf SE & Co. KG in Kirchheim/Tech, Germany, at 9:00 a.m. CET or at another place and/or time agreed upon by the Parties at least in text form.

3.2	The “Scheduled Closing Date” shall be the 10th business day (in Munich, Germany; excluding Saturdays) following the day on which, for the first time, all Closing Conditions have been fulfilled or duly waived or such other day (that succeeds the day of fulfilment / due waiver of the Closing Conditions) agreed upon by the Parties at least in text form. The “Closing Date” is the day on which the Closing actually occurs.

3.3	MLab shall be obligated to consummate this Agreement only if the following condition (“Closing Condition”) has either been fulfilled or waived in writing by MLab:

The JVC has retained Magility GmbH (or, in case Magility GmbH is not available, a comparable provider selected by the JVC) (“Expert”) to perform an expert functional test of the AirCore system in accordance with requirements to be determined by the JVC in good faith and the Expert has, on this basis, determined in writing that Spectaire’s AirCore system functions in all material respects in accordance with the requirements and that the proof of concept is, hence, provided.

The Parties are obligated to work towards the immediate fulfilment of the Closing Condition and to cooperate to this end. The Parties shall inform each other of the current status of the intended fulfilment of the Closing Condition (including the fulfilment itself) and of any circumstances that may prevent or delay the fulfilment of the Closing Condition.

3.4	The Parties acknowledge that, once the proof of concept is provided (cf. Section 3.3), the AirCore system still requires additional development (both relating to hard- and software) so that it can be used in the field, i.e. for trucks under real live conditions. This development of the AirCore system to an “automotive-ready” AirCore system shall be made in due course by Spectaire, shall be funded by Spectaire, and shall be Spectaire’s intellectual property. The “automotive-ready” AirCore units shall be the licensed products under the License Agreement (as defined below). Any required ancillary developments - such as the equipment to attach the “automotive-ready” AirCore units to specific types of trucks or sensors that are introduced into the exhaust tract - may be made by MLab and/or MOSOLF SE & CO. KG or any of its current or future affiliates within the meaning of sections 15 German Stock Corporation Act (AktG) (“Affiliates”). Any intellectual property, including patents, designs, and innovations, embodied in the ancillary developments made by MLab and/or MOSOLF SE & CO. KG or any of its Affiliates shall be jointly owned by MLab and/or MOSOLF SE & CO. KG or any of its Affiliates, as applicable, and Spectaire; the parties shall subsequently enter a separate agreement governing the management, use, registration, protection, and enforcement of such jointly owned intellectual property.

3.5	At the Scheduled Closing Date, the Parties shall take the following actions (“Closing Ac- tions”) in the following order (unless and to the waived by MLab in writing):

(a)	Execute the share purchase and assignment agreement attached hereto as Schedule 3.5(a) by which Spectaire purchases and acquires from MLab the 13,000 shares in the JVC with the serial numbers 37,001 through 50,000 in the current shareholder list of the JVC and a nominal value of EUR 1.00 each (the “Spectaire Shares”; the remaining shares in the JVC the “MLab Shares”) against payment of a total purchase price of EUR 13,000.00;

(b)	Execute the license agreement attached hereto as Schedule 3.5(b) (the “License Agreement”);

(c)	Execute any further ancillary agreements mutually determined and agreed by the Parties, as necessary to carry out the business of the JVC;

(d)	Adopt the articles of association of the JVC as attached hereto as Schedule 3.5(d) (as amended or superseded from time to time the “Articles”);

(e)	Adopt the rules of procedure for the management of the JVC as attached hereto as Schedule 3.5(e) (as amended or superseded from time to time the “RoP”);

(f)	Agree - based on a delivery plan to be provided by Spectaire prior to closing and agreed to by MLab - on the Business Plan (as defined in Section 8) for the financial year in which Closing occurs.

3.6	The JV Parties hereby waive, and hereby agree to procure the waiver of, any rights or restrictions which may exist in the Articles or otherwise and which may prevent the transfer of the shares in the JVC pursuant to this Section 3.

3.7	MLab on the one hand and Spectaire on the other hand shall each be entitled to rescind (zurucktreten) this Agreement if the Closing Condition has not been fulfilled or duly waived within six months after the date of notarization of this Agreement (“Signing Date”) or the Closing Actions have not been completely performed or duly waived within two weeks after the Scheduled Closing Date. There is no right of rescission if the rescinding Party is responsible for the occurrence of the reason for rescission or Closing has occurred before receipt of the rescission notice. The rescission shall be effected by written notice by MLab to Spectaire or by Spectaire to MLab, as the case may be. In the event of an effective rescission, (i) all obligations between all Parties pursuant to this Agreement shall cease (this Section 3.7 and Section 13.6 shall remain unaffected) and (ii) any performance already rendered and measures already taken in connection with this Agreement shall be reversed (incl. the First Tranche).

3.8	If Spectaire or any of its current or future Affiliates generates any additional or follow-up business with customers of the JVC (to the extent this is admissible under the License Agreement), for instance by carbon trade activities, the JVC shall receive a fair share in the proceeds to be negotiated between the Parties in good faith.

SECTION 4. MLAB PAYMENTS

4.1	In consideration for the rights granted by Spectaire to the JVC, the JVC shall pay to Spectaire a total sum of One Million Five Hundred Thousand United States Dollars ($1,500,000.00 gross) (“Total JVC Payment”). The JV Parties acknowledge that MLab has paid (on behalf of the JVC) to Spectaire the sum of Two Hundred Thousand United States Dollars ($200,000.00 gross) as first tranche of the Total JVC Payment (“First Tranche”). This payment is acknowledged by Spectaire as received in full. Spectaire shall provide the JVC with a corresponding invoice for the First Tranche which complies with the applicable statutory requirements (such as applicable tax laws).

4.2	Further to the above acknowledgement, the JV Parties agree to the following payment schedule applying to the Total JVC Payment:

(a)	One month after legally binding execution of this Agreement, the JVC shall pay Spectaire an amount of Three Hundred Thousand United States Dollars ($300,000.00 gross) as second tranche of the Total the JVC Payment (“Second Tranche”);

(b)	Four months after Closing, JVC shall pay Spectaire an amount of Five Hundred Thousand United States Dollars ($500,000.00 gross) as third tranche of the Total JVC Payment (“Third Tranche”); and

(c)	Seven months after Closing, JVC shall pay Spectaire an amount of Five Hundred Thousand United States Dollars ($500,000.00 gross) as fourth tranche of the Total JVC Payment (“Fourth Tranche”).

4.3	JVC shall pay the Second Tranche, the Third Tranche, and the Fourth Tranche to Spectaire by certified cheque, bank draft, or wire transfer, in each case, after receipt of a corresponding invoice from Spectaire which complies with the applicable statutory requirements (such as applicable tax laws).

SECTION 5. WARRANTIES

5.1	Each JV Party warrants and represents (garantiert) pursuant to section 311 (1) German Commercial Code (BGB) to the other that, at the Signing Date, the JVC has not carried on any business, has no assets (except for the paid-in share capital) or liabilities, has no employees, and is not a party to any contracts (except this Agreement and the assignment for the proof of concept as set forth in Section 3.3).

5.2	Each JV Party warrants and represents (garantiert) pursuant to section 311 (1) German Commercial Code (BGB) to the other JV Party that (it being understood that lit. (f) is given by Spectaire to MLab and not by MLab to Spectaire), the following statements are correct at the Signing Date and at the Closing Date:

(a)	It is a corporation duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation;

(b)	It has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this Agreement and such other agreements and arrangements referred to in this Agreement;

(c)	The signing of this Agreement and the performance of its obligations under this Agreement and the other agreements and arrangements referred to in this Agreement will not result in a breach of any other agreement or arrangement to which it is a party or any law, nor give rise to any right of termination of any other agreement or arrangement to which it is a party;

(d)	There is no action of any nature pending or, to the respective JV Party’s knowledge, threatened against or by the respective JV Party that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the respective JV Party’s knowledge, no event has occurred, or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such action;

(e)	No insolvency proceedings or similar proceedings have been, or have been threat- ened to be, initiated against the respective JV Party with respect to the assets of the respective JV Party, nor are there any circumstances that would justify the application for or initiation of such proceedings. In particular, the respective JV Party is neither insolvent, impending insolvent nor overindebted; and

(f)	Spectaire is the owner of all patents, trademarks, designs, utility models, domains, copyrights and other registered and unregistered intellectual property rights including application procedures relating thereto (including, in particular, the Know How, Licensed Patents, and Licensed Products as defined in the License Agreement) (collectively the “Intellectual Property Rights”) required for the AirCore system, to duly consummate the License Agreement, and to carry on the envisaged business of the JVC without infringement of any third party rights. The Intellectual Property Rights are effective, enforceable, and unencumbered, and all payments required for the maintenance, care, protection, and enforcement of the Intellectual Property Rights have been made and all necessary steps in this regard have been taken. To Spectaire’s knowledge, no third party has violated the Intellectual Property Rights.

5.3	The JV Parties agree that the representations and warranties (Garantien) contained in Section 5.l and Section 5.2 are not granted, and shall not be qualified or construed, as subjective requirements (subjektive Anforderungen), in particular not as guarantee agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of Section 434 (l) German Civil Code (BGB) or as guarantees for the quality of the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 German Civil Code (BGB) but shall qualify as a liability regime sui generis. Sections 442 BGB and 377 German Commercial Code (HGB) shall not apply.

SECTION 6. SHARE TRANSFERS

6.1	No JV Party shall transfer, create any encumbrance over, or otherwise dispose of, or give any person any rights in or over any share or interest in any share in the JVC unless it is permitted under this Agreement and carried out in accordance with the terms of this Agreement. Notwithstanding the foregoing, a JV Party may do anything prohibited by this clause if the other JV Party has consented to it in writing.

6.2	A JV Party may at any time transfer all (but not some only) of its shares in the JVC to a wholly owned subsidiary of that JV Party, any company of which that JV Party is a subsidiary (its holding company), and any other subsidiaries of any such holding company (a “Permitted Transferee” and when carried out, a “Permitted Transfer”).

6.3	A Permitted Transferee holding shares in the JVC as a result of a Permitted Transfer may at any time transfer all (but not some only) of its shares back to the JV Party from whom it received those shares or to another Permitted Transferee of such JV Party.

6.4	If a Permitted Transfer has been made to a Permitted Transferee, that Permitted Transferee shall within seven (7) days of ceasing to be a Permitted Transferee, transfer all of the shares in the JVC held by it to (a) the JV Party from whom it received those shares; or (b) another Permitted Transferee of that JV Party. If the Permitted Transferee fails to make a transfer in accordance with this Section 6, the JVC may based on a shareholders’ resolution (it being understood that the voting rights of the shareholder concerned are excluded) redeem the respective shares against payment of the book value of the respective shares.

SECTION 7. SPECTAIRE CALL RIGHT

7.1	At any time on or after the fifth (5th) anniversary of the Signing Date (the “Call Commencement Date”), Spectaire shall have the right (the “Call Right”), but not the obligation, to cause MLab to sell all of the MLab Shares to Spectaire at the Call Purchase Price (as defined in Section 7.3).

7.2	The Call Right shall be governed by the following procedures:

(a)	If Spectaire desires to exercise the Call Right, Spectaire shall deliver to MLab a written notice (the “Call Exercise Notice”) exercising the Call Right.

(b)	MLab shall, at the closing of any purchase consummated under this Section 7, represent and warrant (garantieren) pursuant to section 311 (1) German Commercial Code (BGB) to Spectaire that: (i) MLab has full right, title, and interest in and to the MLab Shares; (ii) MLab has all the necessary corporate power and authority and has taken all necessary action to sell such MLab Shares as contemplated by this Section 7; and (iii) the MLab Shares are free and clear of any and all adverse claims, mortgages, pledges, security interests, options, rights of first offer, rights of first refusal, encumbrances, or other restrictions or limitations of any nature whatsoever.

(c)	The signing and closing of any sale and assignment of MLab Shares under this Section 7 shall take place no later than sixty (60) days following receipt by MLab of the Call Exercise Notice and shall be implemented by notarized share purchase and assignment agreement. Spectaire shall give MLab at least ten (10) days written notice of the date of notarization (the “Call Right Closing Date”). Spectaire shall pay the Call Purchase Price for the MLab Shares by certified cheque, bank draft, or wire transfer on the Call Right Closing Date. The MLab Shares shall transfer to Spectaire upon receipt by MLab of the entire Call Purchase Price.

(d)	On the Call Right Closing Date: (i) MLab shall deliver to the JVC the resignations of any MLab Directors, in each case acknowledging that they have no claims against the JVC, to take effect at completion of the Call Right Closing Date; and (ii) the JV Parties shall take a release resolution (Entlastungsbeschluss) in relation to the MLab Directors covering the period up until the Call Right Closing Date.

(e)	The JV Parties shall take all actions as may be reasonably necessary to consummate the sale and assignment contemplated by this Section 7, including, without limitation, entering into agreements and delivering certificates, instruments, resolutions, and consents as may be deemed necessary or appropriate.

7.3	If Spectaire exercises the Call Right hereunder, the purchase price per share at which MLab shall be required to sell the MLab Shares (the “Call Purchase Price”) shall be calculated as of the date of the Call Exercise Notice, as follows:

(a)	The Call Purchase Price for the MLab Shares shall be determined by a multiple- evaluation method, calculated as five (5) times the JVC’s earnings before interest, taxes, depreciation, and amortization (EBITDA) (Equity Value).

(b)	EBITDA shall be calculated based on the average of JVC’s earnings in the twelve (12) month period immediately preceding the Exercise Notice, compounded annually, according to the JVC’s audited financial records.

(c)	Notwithstanding the foregoing, the minimum valuation of the JVC for the purpose of Call Purchase Price shall be Five Hundred Thousand United States Dollars (USD $500,000.00) (Equity Value).

(d)	If the JV Parties do not agree in writing on the final amount of the Call Purchase Price within thirty (30) days as of receipt of the Call Right Closing Date by MLab, the JV Parties may jointly engage an internationally recognized independent accounting firm (“Expert”) to determine the Call Purchase Price with binding effect for the JV Parties. If the JV Parties cannot agree on an expert within fourteen (14) days as of a respective written request by either JV Party to the other or if the joint appointment is not made within ten days as of such request, the expert shall, upon written request of either JV Party, be appointed by the Institut der Wirtschaftspriifer in Deutschland e.V., Diisseldorf, Germany. The Expert shall act as an arbitrator within the meaning of Sections 317 et seq. German Civil Code (BGB) and shall decide at its reasonable discretion in accordance with section 319 (1) German Civil Code (BGB). The Expert shall also decide on the allocation of the incurred costs and expenses at its reasonable discretion, taking into account section 91 of the German Code of Civil Procedure (ZPO).

(e)	The Parties shall provide the Expert with all documents, records, and information reasonably required by the Expert to make the necessary decisions and determinations. The Expert shall promptly provide the JV Parties with copies of all received documents, records, and information.

SECTION 8. BUSINESS PLAN

8.1	The “Business Plan” is an annual business plan for the JVC prepared by the management of the JVC and approved by shareholders’ resolution of the JVC. The Business Plan shall include in relation to the financial year to which it relates:

(a)	A cashflow statement giving: (i) an estimate of the working capital requirements; and (ii) an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous financial year that are available for distribution to the JV Parties;

(b)	A monthly projected profit and loss account;

(c)	An operating budget (including capital expenditure requirements) and balance sheet forecast;

(d)	A management report giving business objectives for the year; and

(e)	A financial report which shall include an analysis of the estimated results of the JVC for the previous financial year compared with the Business Plan for that year, identifying variations in sales, revenues, costs, and other material items.

8.2	The Business Plan for the financial year in which the JVC is formed shall be agreed in written form by the JV Parties at Closing.

8.3	The Business Plan for every other financial year shall be: (a) prepared by the management at least 30 days before the end of the preceding financial year; and (b) adopted and approved by the JV Parties by shareholders’ resolution as soon as possible after it has been prepared.

SECTION 9. ACCOUNTING & OTHER INFORMATION

9.1	The JVC shall at all times maintain accurate and complete accounting and other financial records including all corporation tax computations and related documents in accordance with the requirements of all applicable laws and generally accepted accounting principles.

9.2	Each JV Party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of the JVC and to discuss the JVC’s affairs with its directors and senior management.

9.3	The JVC shall supply each JV Party with the financial and other information necessary to keep the JV Party informed about how effectively the JVC is performing. In particular, the JVC shall supply each JV Party with:

(a)	A copy of the audited financials of the JVC prepared in accordance with applicable laws and accounting standards, principles, and practices within 6 months of the end of the year to which the audited accounts relate; and

(b)	Monthly management accounts of the JVC to be supplied within 14 days of the end of the month to which they relate, which shall include a profit and loss account, a balance sheet, and a cashflow statement, and such other information as each JV Party may reasonably require.

9.4	The JVC shall, as soon as possible, comply with any request made by a JV Party, to provide any documents, information, and correspondence necessary to enable the relevant JV Party to comply with filing, elections, returns, or any other requirements of applicable revenue or tax authorities.

SECTION 10. MATTERS REQUIRING CONSENT OF THE JV PARTIES

10.1	The Reserved Matters, as defined in Section 10.3, shall require a unanimous shareholders’ resolution of the JVC (unless such measures are already provided for in this Agreement). This shall be provided for in the Articles and/or the RoP.

10.2	The JV Parties shall communicate their decision (contained in their shareholders’ resolution) in writing in respect of any request for consent to any of the Reserved Matters not later than fourteen (14) days after receipt of a written request from the managing director(s) or the other JV Party specifying the matter in respect of which consent is requested.

10.3	The following are the “Reserved Matters”:

(a)	Altering in any respect the Articles or the rights attaching to any of the shares in the JVC (except as provided in Section 14 (Status of Agreement) of this Agreement).

(b)	Approval of disposals of shares in the JVC.

(c)	Increasing or reducing the amount of the JVC’s issued share capital, issuing shares in the JVC, granting any option or other interest (in the form of convertible securities or in any other form) over or in its share capital, redeeming or purchasing any of its own shares, or effecting any other reorganisation of its share capital.

(d)	Granting any rights (by license or otherwise) in or over any intellectual property rights owned or used by the JVC.

(e)	Entering into any arrangement, contract, or transaction that would result in a financial obligation for the JVC greater than One Hundred Thousand Euro (EUR 100,000.00).

(f)	Applying for the listing or trading of any shares or debt securities on any stock exchange or market.

(g)	Except for the loan pursuant to Section 11.1, granting any loan or entering into any commitment with any person with respect to the granting of any loan, or giving any guarantee or indemnity.

(h)	Passing any resolution for the JVC’s winding up or presenting any petition for its administration unless such petition is required pursuant to mandatory law.

(i)	Altering the name, registered office, or financial year of the JVC.

(j)	Adopting or amending the Business Plan in respect of each financial year.

(k)	Changing the nature of the JVC’s Business or commencing any new business by the JVC.

(l)	Forming any subsidiary or acquiring or disposing of shares in any other company (or in the JVC itself) or participating in any partnership or joint venture (incorporated or not).

(m)	Amalgamating or merging with any other company or business undertaking.

(n)	Making any acquisition or disposal by the JVC of any material assets.

(o)	Creating or granting any encumbrance over the whole or any part of the JVC, its assets or shares, or agreeing to do so.

(p)	Appointing any agent or other intermediary to conduct any of the business of the JVC.

(q)	Changing the auditors of the JVC.

(r)	Making or permitting to be made any material change in the accounting policies and principles adopted by the JVC in the preparation of its audited accounts, except as may be required to ensure compliance with relevant accounting standards.

(s)	Declaring or paying any dividend.

(t)	Instituting any legal proceedings or settling any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against the JVC, or submitting to arbitration or alternative dispute resolution any dispute involving the JVC.

SECTION 11. FINANCE FOR THE JVC

11.1	MLab shall, at the latest as at the Closing Date, grant on at-arms-length terms a loan to the JVC in an amount of EUR 1,500,000.00 (any payments made by MLab on behalf of the JVC, in particular the First Tranche and the Second Tranche, shall be considered part of (and shall not be in addition to) such loan). MLab shall at any time be entitled to replace - in whole or in part - such loan by an economically comparable third party loan.

11.2	The JV Parties agree that if the JVC requires any additional finance, the JVC shall be financed, so far as practicable, from public subsidies and subsequently by external funding sources based on terms to be agreed by the management, the JV Parties, and any relevant third parties. The JV Parties agree that any security required in relation to external funding shall, if possible, be provided by the JVC.

11.3	All transactions between the JVC and a JV Party or the JV Parties shall always be on at- arms-length terms.

SECTION 12. MANAGING DIRECTOR(S)

12.1	MLab shall have the right to appoint the management of the JVC (“MLab Director”) and determine its composition. The management may consist of one or several managing directors. The initial sole managing director shall be Dr. Jorg Mosolf.

12.2	The MLab Director may at any time be removed from office by MLab.

12.3	If the MLab Director shall die or be removed from or vacate office for any cause, MLab shall appoint in the relevant director’s place another person to be the MLab Director.

12.4	Any appointment or removal of a director pursuant to this Section 12 shall be in writing and signed by or on behalf of the holder of the MLab Shares and served on the other Parties at their registered office, marked for the attention of the JVC director, in the case of the director’s removal. Any such appointment or removal shall take effect when received by the JVC or at such later time as shall be specified in such notice.

SECTION 13. TERMINATION & LIQUIDATION OF THE JVC

13.1	Subject to Section 13.5, this Agreement shall terminate:

(a)	When one JV Party ceases to hold any shares in the JVC;

(b)	When a resolution is passed by shareholders or creditors of the JVC, or an order is made by a court or other competent body or person instituting a process that shall lead to the JVC being wound up and its assets being distributed among the JVC’s creditors, shareholders, or other contributors;

(c)	Upon the occurrence of a proposed change of ownership of Spectaire, or any other significant event involving Spectaire’s business or assets, at the sole discretion of Spectaire. In such instance, Spectaire reserves the right to terminate this Agreement upon providing thirty (30) days written notice to MLab. Upon termination, Spectaire shall compensate MLab for its total financial investment in the JVC up to the date of termination, calculated based on the cumulative, documented financial contributions made by MLab to the JVC.

(d)	Upon expiration of the term of this Agreement. The initial term of this Agreement shall start on the Signing Date and shall run until expiration of 31 December 2033. The term of this Agreement will extend automatically for 60 months each unless terminated by either JV Party with effect for all Parties with 24 months’ prior written notice to the expiration of the term of this Agreement applicable at such time.

13.2	The right to extraordinarily terminate this Agreement shall remain unaffected. The JV Parties shall be entitled to extraordinarily terminate this Agreement by written notice to the other Parties within six (6) months as of termination of the License Agreement.

13.3	Upon termination of this Agreement, the License Agreement shall automatically terminate.

13.4	Following an event referred to in Section 13.1(b) where the JVC is to be wound up and its assets distributed, the JV Parties shall agree a suitable basis for dealing with the interests, assets, and liabilities of the JVC, and shall endeavour to ensure that, before dissolution:

(a)	All existing contracts of the JVC are performed to the extent that there are sufficient resources;

(b)	The JVC shall not enter into any new contractual obligations;

(c)	The JVC’s assets are distributed as soon as practical; and

(d)	Any assets transferred to the JVC by the JV Parties shall be returned to the applicable JV Party.

13.5	Termination of this Agreement shall not affect any rights, remedies, obligations, or liabilities of the JV Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination.

13.6	The following clauses shall continue in force after the termination of this Agreement: this Section 13 (Termination & Liquidation of the JVC); Section 16 (Confidentiality), and Section 18 (Miscellaneous).

SECTION 14. STATUS OF AGREEMENT

14.1	Each Party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the JVC to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the Agreement.

14.2	If there is an inconsistency between any of the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail as between the Parties. The Parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive, or suspend a conflicting provision in the Articles to the extent necessary to permit the JVC to be administered as provided in this Agreement. The same shall apply with regard to any inconsistency between any of the provisions of this Agreement and the provisions of any other Schedule of this Agreement.

SECTION 15. JVC BRANDING & MARKETING GUIDELINES

15.1	The JVC shall comply with and adhere to the branding, marketing, and promotional guidelines established by Spectaire and as attached hereto as Schedule 15.1 (“Spectaire Branding Guidelines”). This includes, but is not limited to, the use of Spectaire’s logos, trademarks, colour schemes, and overall visual identity in the JVC’s marketing materials, product packaging, and promotional activities.

15.2	In the event of non-compliance by the JVC with the Spectaire Branding Guidelines, Spectaire shall notify the JVC in writing of such non-compliance, and the JVC shall have a cure period of thirty (30) days from receipt of such notice to rectify the non-compliance. JVC shall not be liable for damages except in case of intention or gross-negligence.

SECTION 16. CONFIDENTIALITY

“Confidentiality Agreement” means the existing confidentiality agreement between the Parties. Each JV Party acknowledges and agrees that the confidentiality agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the confidentiality agreement, information provided to it in connection with the transactions contemplated by this Agreement and the other agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby. If this Agreement is terminated, the confidentiality agreement shall nonetheless continue in full force and effect in accordance with its terms.

SECTION 17. ANNOUNCEMENTS

17.1	Subject to Section 17.2 and Section 17.3, no Party shall make, or permit any person to make, any public announcement, communication, or circular concerning the existence, subject matter, or terms of this Agreement, the transactions contemplated by it, or the relationship between the Parties, without the prior written consent of the other Parties. The Parties shall consult together on the timing, contents, and manner of release of any announcement.

17.2	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Parties. The Party concerned shall make all reasonable attempts to agree on the contents of the announcement before making it.

17.3	On the signing of this Agreement, the JV Parties may issue a joint announcement about the formation of the JVC in agreed form.

SECTION 18. MISCELLANEOUS

18.1	Non-compete. The JV Parties shall be subject to the statutory non-compete obligations with regard to the Business. The JV Parties shall refrain from soliciting or attempting to solicit the service or employment of any staff member of the other Parties or their Affiliates.

18.2	Further Assurances. Each Party shall (and shall use all reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the other Party may reasonably require from time to time for the purpose of giving full effect to this Agreement.

18.3	Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses. Spectaire shall bear all transfer taxes arising from the conclusion or consummation of this Agreement or the transaction/s contemplated herein and the costs of the notarization of this Agreement and any related fees for court registrations or authorities.

18.4	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the addresses listed in Schedule 18.4 (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18.4).

18.5	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to/the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.6	Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Memorandum of Understanding executed by the JV Parties and dated November 7, 2023.

18.7	Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by a Party without the written consent of the other Parties.

18.8	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

18.9	Amendment & Modification. This Agreement, including any Schedules, may only be amended, modified, or supplemented by an agreement in writing signed by each Party, unless a stricter form is required by law.

18.10	Waiver. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.11	Governing Law. This Agreement (and any claims, causes of action, or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby, to the negotiation, execution, or performance hereof, or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with German law without regard to its conflict of law provisions and excluding the application of international uniform law, in particular the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

18.12	Arbitration. All disputes arising out of or in connection with this Agreement or the transactions contemplated by it or the breach, termination or invalidity thereof, shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by arbitrators appointed in accordance with the said rules. The number of arbitrators shall be three. The place of arbitration shall be Zurich, Switzerland. The rules of law applicable to the merits shall be German law without regard to its conflict of law provisions and excluding the application of international uniform law, in particular the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980. The arbitration shall be confidential. The Parties agree that also the mere existence of an arbitral proceeding shall be kept confidential except to the extent disclosure is required by law, regulation or an order of a competent court. The IBA Rules on the Taking of Evidence in International Arbitration shall additionally apply.

18.13	Interpretation. The Schedules form part of this Agreement and shall have effect as if set out in the body of this Agreement; any reference to this Agreement includes the Schedules. Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular. A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality). A reference to a party shall include that party’s successors and permitted assigns. A reference to a company shall include any company or corporation, wherever and however incorporated or established. Unless expressly provided otherwise in this Agreement, a reference to “writing” or “written” includes email. Any obligation on a Party not to do something includes an obligation not to allow that thing to be done. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Where an English phrase in this Agreement is followed by a German phrase in parenthesis and in italics, the German phrase and not the English phrase to which it relates shall prevail throughout this Agreement.

18.14	Attorneys’ Fees. In the event that a Party institutes any legal suit, action, or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

18.15	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized. The Parties acknowledge that their signature shall not be legally binding but shall constitute the expression of an intention only. Legally binding rights and obligations out of or in connection with this Agreement shall exist only if and when this Agreement including its Schedules and Exhibits has been finalised and has been executed by the Parties in notarized form in front of a German notary.

[Signature page follows]

Spectaire Holdings Inc.:		MLab Capital GmbH:

By:	/s/ Brian Semkiw	By:	/s/ Joerg Mosolf
Name:	Brian Semkiw	Name:	Joerg Mosolf
Title:	CEO	Title:	CEO

Spectaire Europe GmbH:

By:	/s/ Joerg Mosolf
Name:	Joerg Mosolf
Title:	CEO